Exhibit 4.1

Schedule Prepared in Accordance with Instruction 2 to Item 601 of Regulation S-K

The promissory notes dated April 4, 2008 are substantially identical in all material respects except as to the holders and the amounts of the promissory notes:

Holder	Amount
Heilongjiang Xing An Mining Development Group Co., Ltd.	18,000,000
Mingshu Gong	4,200,000
Yunjia Yue	3,000,000
Yunpeng Yue	3,000,000
Guoqing Yue	1,800,000

The text of the promissory notes is incorporated by reference from Exhibit B attached to Exhibit 2.1 to Songzai International Holding Group, Inc.’s Current Report on Form 8-K filed on January 7, 2008.